Exhibit 16.1

[K.R. MARGETSON LTD. LETTERHEAD]

April 29, 2022

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Madison Technologies, Inc.

I have read the statements made by Madison Technologies Inc., which I understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated April 29, 2022. I agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to my Firm.

I have no basis on which to agree or disagree with the other statements contained in the Form 8-K.

Sincerely,

/s/ K. R. Margetson Ltd.

North Vancouver, BC

Canada